Proxy Results

Stockholders of Seligman Quality Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 14, 2002, in New York, New York. The description of each proposal and number of shares voted are as follows:

Election of Directors:
Election by Holders of Preferred Shares:

                                                      For  Withheld

                                                      ---     ---
     Betsy S. Michel .............................     472       0
     James N. Whitson ............................     472       0

Election by Holders of Preferred Shares and Common Shares

                                          For                   Withheld
                                        -------                ---------
     Paul C. Guidone                   4,392,299                 60,661
     John E. Merow                     4,392,299                 59,961

Ratification of Deloitte & Touche LLP as independent auditors for 2002:

                                          For     Against      Abstain
                                       -------   ---------     -----------
                                       4,366,422   48,529       38,010